Exhibit 10.1

TO:	COMPENSATION AND ORGANIZATIONAL DEVELOPMENT COMMITTEE (“COMMITTEE”) OF THE BOARD OF DIRECTORS OF TOYS “R” US, INC.

FROM:	JOHN H. EYLER

DATE:	MARCH 29, 2005

SUBJECT:	STOCK OPTION GRANTS

        Reference is made to Section 2 (b)(vi) of the Retention Agreement (the “Agreement”) between Toys “R” Us, Inc. (the “Company”) and John H. Eyler, Jr. (“Executive”), dated January 6, 2000, pursuant to which the Company is required to grant to Executive, as of April 1 each year, stock options to acquire not less than 300,000 shares of common stock of the Company (the “Grant”).

        In light of the pending sale of the Company, the Executive hereby expressly waives his rights to the Grant to be made as of April 1, 2005.  This letter agreement shall not be deemed to constitute a waiver for any Grant to be made in any other year.

        Agreed to as of the day and year first written above.

/s/ John H, Eyler, Jr.____
John H. Eyler, Jr.